Exhibit 3.1

DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Certificate of Change Pursuant

to NRS 78.209

Important: Read attached instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:  INFOTEC BUSINESS SYSTEMS, INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

COMMON STOCK, 300,000,000 shares, $0.001 par value

PREFERRED STOCK, 150,000,000 shares, $0.001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

COMMON STOCK, 750,000,000 shares, $0.001 par value

PREFERRED STOCK, 375,000,000 shares, $0.001 par value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

2.5

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:  NONE

7. Effective date of filing (optional): OCTOBER 18, 2005

(must not be later than 90 days after the certificate is filed)

8. Officer Signature: /s/ Carol Shaw, Director

Signature Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. Nevada Secretary of State AM 78.209 2003

Revised on: 10/24/03